Exhibit 99.1

Shoulder Innovations Appoints MedTech Veteran Drew Hykes to Board of Directors

Grand Rapids, MI – March 2, 2026 – Shoulder Innovations, Inc. (“Shoulder Innovations”) (NYSE: SI), a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, today announced the appointment of Drew Hykes to the company’s Board of Directors (“Board”) and as a member of the Compensation Committee, effective February 26, 2026. Concurrent with Mr. Hykes’s appointment, Geoff Pardo will resign as an Independent Director from the Board.

“Drew is a proven healthcare leader, and we are thrilled to welcome him to Shoulder Innovations as a member of our Board of Directors,” said Rob Ball, CEO and Executive Chairman of Shoulder Innovations. “His strategic leadership and broad functional experience across commercial operations, product development, and business management at both Inari Medical and Medtronic will undoubtedly benefit Shoulder Innovations as we continue to rapidly scale adoption of our novel shoulder arthroplasty portfolio. On behalf of the Board, we are grateful to Geoff for his thoughtful support and guidance over the past three years and thank him for his many contributions.”

“It’s been a privilege serving on the Board of Shoulder Innovations and supporting the company’s mission to advance shoulder surgical care,” said Geoff Pardo. “I am proud of what the team has accomplished during my tenure and am confident the company is well-positioned for continued growth and innovation in the years ahead.”

Mr. Hykes is a seasoned medical device executive with more than 25 years of operating experience. He currently serves as President and Chief Executive Officer of Okami Medical, a privately held medical technology company pioneering novel vascular embolization solutions. He joined Okami Medical following nearly 8 years at Inari Medical, having served most recently as Chief Executive Officer from 2023 until Inari’s acquisition by Stryker Corporation in 2025. He also held the roles of Chief Operating Officer and Chief Commercial Officer during his tenure at Inari Medical. Prior, he served as Vice President of Commercial Operations at Sequent Medical, where he led the commercialization strategy for the WEB Aneurysm Embolization system from early prototype to broad adoption in the European market, before Sequent’s acquisition by Terumo Corporation. Earlier in his career, Mr. Hykes spent 11 years at Medtronic where he held multiple roles of increasing responsibility across various business units, including Vice President of Clinical and Regulatory Affairs, Vice President of Marketing, and Director of Investor Relations.

“I’m excited to join the Board of Shoulder Innovations at a pivotal stage of growth,” said Drew Hykes. “The company has built a differentiated platform with strong surgeon traction and meaningful clinical value. I look forward to working with the team to expand access to this technology and improve outcomes for the patients who need it most.”

About Shoulder Innovations
Shoulder Innovations is a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, with a current offering of advanced implant systems for shoulder arthroplasty. These systems are a core element of Shoulder Innovations’ ecosystem, which is designed to improve core components of shoulder surgical care – preoperative planning, implant design and procedural efficiency – to benefit each stakeholder in the care chain. Shoulder Innovations’ ecosystem is also comprised of enabling technologies, efficient instrument systems, specialized support and surgeon-to-surgeon collaboration. Together, these elements seek to address the long-standing clinical and operational challenges in the shoulder surgical care market by delivering predictable outcomes, procedural simplicity, and efficiency across all sites of care.

Contact
Brian Johnston or Sam Bentzinger
Gilmartin Group LLC
ir@shoulderinnovations.com